EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                             Three            Nine
                                                                                            Months          Months
                                                                                             Ended           Ended
                                                                                      September 30    September 30
                                                                                      ----------------------------
(Dollars in Millions)                                                                         1999            1999
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EARNINGS
 1.   Net income ....................................................................    $   396.4      $  1,137.5
 2.   Applicable income taxes .......................................................        224.7           646.5
                                                                                      ----------------------------
 3.   Net income before taxes (1 + 2) ...............................................    $   621.1      $  1,784.0
                                                                                      ============================
 4.   Fixed charges:
      a  Interest expense excluding interest on deposits .............................   $   298.4      $    819.6
      b. Portion of rents representative of interest and amortization of debt expense         12.0            37.0
                                                                                      ----------------------------
      c. Fixed charges excluding interest on deposits (4a + 4b) ......................       310.4           856.6
      d. Interest on deposits ........................................................       318.7           939.1
                                                                                      ----------------------------
      e. Fixed charges including interest on deposits (4c + 4d) ......................   $   629.1      $  1,795.7
                                                                                      ============================
 5.   Amortization of interest capitalized ..........................................    $      --      $       --
 6.   Earnings excluding interest on deposits (3 + 4c + 5) ..........................        931.5         2,640.6
 7.   Earnings including interest on deposits (3 + 4e + 5) ..........................      1,250.2         3,579.7
 8.   Fixed charges excluding interest on deposits (4c) .............................        310.4           856.6
 9.   Fixed charges including interest on deposits (4e) .............................        629.1         1,795.7

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6/line 8) ................................         3.00            3.08
11.   Including interest on deposits (line 7/line 9) ................................         1.99            1.99
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